PATIENT HEALTHCARE SOLUTIONS, INC.

NOTICE OF PROPOSED SALE OF PHCS TO QUAD M SOLUTIONS, INC.

December 6 2021

Dear fellow Shareholder of Patient Healthcare Solutions, Inc. ("PHCS"):

The Board of Directors of PHCS (the "Board") is pleased to inform you of an offer submitted by Quad M Solutions, Inc., an Idaho corporation, ("Buyer") to purchase all of the issued and outstanding stock of PHCS, pursuant to a share exchange structure.

Buyer is a U.S. Securities Exchange Commission ("SEC") reporting company with shares of its common stock registered under the Securities Exchange Act of 1934, as amended and listed for trading on the OTC Markets' Pink Current Information Marketplace under the symbol "MMMM."

The Buyer has offered 6,250,000 shares of Buyer's authorized common stock in consideration for the purchase of 100% of PHCS's issued and outstanding common stock. The Board has devoted a great deal of time in discussions and negotiations with the Buyer and believes that the Buyer's offer represents a fair market value of PHCS and is thus a fair offer.

The Board is recommending an approval of this purchase offer from the Buyer, by all of the Shareholders of PHCS, based on the opportunity of PHCS's Shareholders to exchange PHCS's stock for Buyer's stock.

Buyer's Stock issued to the Shareholders pursuant to this purchase and sale will be subject to SEC Rule 144 restriction on resale and will have a stamped legend on the stock certificates issued to each PHCS Shareholder. This legend is a notice that the resale of the stock by every PHCS Shareholder will be subject to a restrictive hold period of a minimum of 6 months to a maximum of 12 months; which is a normal hold period in a stock purchase of this nature.

The Board of Directors of PHCS believes that it is in every Shareholder's interest to hold the stock for as long as possible; meaning a period greater than one year, in order to allow the Buyer's stock time to increase in value based on the Buyer's business plan of corporate revenue growth.

The market price for Buyer's stock, as of December 6, 2021 was $2.40 per share. The Board believes that all of PHCS's Shareholders would be well advised to treat their respective allocation of Buyer's stock as a long-term hold in order for each Shareholder to realize the possible increase in the stock's value over time. The allocation of Buyer's stock to each PHCS Shareholder is proportional to your percentage of ownership of PHCS shares. The attached allocation sheet sets forth the apportionment schedule.

The Board will be asking you to sign the Written Consent of the Board of Directors and Shareholders of PHCS approving of the PHCS stock sale to the Buyer (the "Consent"). You will receive from PHCS, a copy of your signed Consent document, a copy of the Stock Purchase Agreement and a copy of the stock allocation schedule. Please provide your signature to the Consent document pertaining to this sale by or before December 15, 2021. Any questions you may have can be discussed with PHCS senior management prior to your signing the consent form. The Buyer wants to close on this purchase before the Christmas holidays (December 2021).

Signed by Dr. Alan Iezzi, Chairman and CEO

WRITTEN CONSENT OF THE BOARD OF DIRECTORS

AND

STOCKHOLDERS OF

PATIENT HEALTHCARE SOLUTIONS, INC.

The undersigned, constituting all of the Directors and a majority of the voting stockholders of Patient Healthcare Solutions, Inc. a Florida corporation (the "Corporation"), do hereby execute this WRITTEN CONSENT OF THE BOARD OF DIRECTORS AND STOCKHOLDERS OF PATIENT HEALTHCARE SOLUTIONS, INC. (this "Written Consent"), which consents to the adoption of, and hereby approves and adopts the following resolutions effective as of December 6, 2021.

WHEREAS, the Board of Directors of the Corporation deems it in the best interests of the Corporation to sell 100% of the issued and outstanding shares of capital stock of the Corporation to Quad M Solutions Inc., an Idaho corporation ("Purchaser"); and

WHEREAS, the Board of Directors (i) has carefully reviewed and executed that certain Stock Purchase Agreement (the "Stock Purchase Agreement") dated November 24, 2021 (a true and correct copy of the Stock Purchase Agreement is attached to this Consent as *Exhibit A*); (ii) has carefully considered the economic value of the transactions contemplated by the Stock Purchase Agreement, (iii) has obtained adequate counsel from its financial advisors in respect of the fairness of the transactions contemplated by the Stock Purchase Agreement and the impact thereof for future financings for the Corporation, and (iv) has obtained adequate counsel from its legal counsel in respect of the exercise of their fiduciary obligations to the Corporation's stockholders;

NOW, THEREFORE, BE IT RESOLVED, that any executive officer of the Corporation is hereby duly authorized to sign, perform, execute and deliver the Stock Purchase Agreement and accompanying documents (if any); and

FURTHER RESOLVED, that the undersigned agree that the actions taken by this Written Consent shall have the same force and effect as though taken at a meeting duly noticed and held pursuant to the bylaws of the Corporation. The undersigned further agree that a copy of this Written Consent shall be filed with the corporate records of this Corporation and made a part hereof; and

FURTHER RESOLVED, that the representations and warranties of the Corporation and of the Shareholders set forth in the Stock purchase Agreement shall have the same force and effect as though such representations and warranties were made at a meeting duly noticed and held pursuant to the bylaws of the Corporation; and

FURTHER RESOLVED, that this Written Consent may be executed in counterparts with the same effect as if all parties hereto had executed the same document.

IN WITNESS WHEREOF, the undersigned, constituting a majority of the Board of Directors of the Corporation and a majority of the voting stockholders of the Corporation, have executed this Written Consent as of the date first written above.

PATIENT HEALTHCARE SOLUTIONS, INC.

By its Board of Directors:

/s/ [Name], [Title] President

/s/ [Name], [Title] Sec

/s/ [Name], [Title] Chairman

~~Dated:~~ ~~May~~ , ~~2021~~

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this "Agreement") is entered into and effective as of the 24 day of November, 2021, by and among Quad M Solutions, Inc., an Idaho corporation (the "Buyer"); Patient Healthcare Solutions Inc., a Florida corporation (the "Corporation"); and the parties listed on Exhibit A attached hereto (collectively, the "Shareholders", and together with Buyer and the Corporation, the "Parties", and each, a "Party").

WITNESSETH:

WHEREAS, the Shareholders own 100% of the issued and outstanding shares of capital stock of the Corporation (the "Shares");

WHEREAS, the Shareholders believe it is in the best interest of the Corporation to sell one hundred percent (100%) of the Shares to Buyer;

WHEREAS, Buyer is a U.S. Securities Exchange Commission ("SEC") reporting company with shares of its common stock registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and listed for trading on the OTC Markets' Pink Current Information Marketplace under the symbol "MMMM."

WHEREAS, the Shareholders intend to sell to Buyer one hundred percent (100%) of the Shares, subject to the terms and conditions set forth herein in exchange for shares of common stock of the Buyer as set forth herein ("Buyer's Stock"); and

WHEREAS, the Shareholders have executed that certain Written Consent of the Board of Directors and Stockholders of Patient Healthcare Solutions, Inc., pursuant to which said Shareholders have consented to the transaction contemplated in this Agreement; and

WHEREAS, Buyer intends to acquire 100% of the Shares, as a result of which the Corporation shall become a wholly-owned subsidiary of Buyer upon the Closing Date (hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Incorporation of Recitals. The Recitals above are true and correct and are hereby incorporated into and made a part of this Agreement by reference.

2. Exchange of Stock. Subject to the terms and conditions hereof, the Shareholders agree to assign and transfer at the Closing (as defined in Section 4 below) to Buyer, and Buyer agrees to acquire and receive from the Shareholders, all of the Shareholders' right, title and interest in the Shares. Upon surrender by the Shareholders of the certificates evidencing the Shares, duly endorsed for transfer to Buyer or accompanied by stock powers executed in blank by the

Shareholders, the aggregate consideration for all of the Shares will be satisfied by the issuance and delivery by Buyer of the following:

(a) Buyer stock certificates representing in aggregate of 6,250,000 shares of the Buyer's common Stock; and

(b) Buyer's Stock issued to the Shareholders pursuant to this Agreement will be subject to SEC Rule 144 restriction on resale and will be demarcated as such. Buyer will undertake to include Buyer's Stock in a SEC Form S-8 registration filing following Closing in order to reduce or limit the period of any such restriction, but makes no guaranty or assurance that such filing will (a) be accepted by the SEC or (b) accepted by the SEC prior to the end of the restrictive period.

3. Allocation. The transferred Buyer's Stock will be allocated and issued to the Shareholders on a *pro rata* basis, in the same proportion as the percentage of their ownership interest in the Corporation, as set forth on Exhibit A (subject to adjustment as set forth below), at the Closing. As a result of the exchange of the Shares for the Buyer's Stock, the Corporation will become a wholly-owned subsidiary of Buyer.

4. Closing.

(a) Closing. The Parties to this Agreement will hold a virtual closing ("Closing") for the purpose of executing and exchanging all of the documents contemplated by this Agreement and otherwise effecting the transactions contemplated by this Agreement. The Closing will constitute the transfer of the shares of Buyer's Stock to the Shareholders and of the Shares to the Buyer. All proceedings to be taken and all documents to be executed and exchanged at the Closing will be deemed to have been taken, delivered and executed simultaneously, and no proceeding will be deemed taken nor any document deemed executed or delivered until all have been taken, delivered and executed. If agreed to by the Parties, the Closing may take place through the exchange of documents by e-mail and/or express courier.

(b) Closing Deliveries by Buyer. As soon as practical after the execution of this agreement, Buyer shall deliver or cause to be delivered to Corporation certificates representing proportional shares of Buyer Stock, which shall be allocated to the existing Corporation Shareholders as set forth in Exhibit A hereto.

(c) Closing Deliveries by Corporation and Shareholders. At the Closing, (i) each Shareholder shall deliver, or cause to be delivered, certificate(s) representing such Shareholder's Corporation Shares, accompanied by an executed Stock Power and Assignment, in the form attached hereto as Exhibit C; and (ii) Corporation and the Shareholders, as applicable, shall deliver or cause to be delivered to Buyer the various documents required to be delivered as a condition to the Closing pursuant to Section 5-7 hereof.

(d) With the exception of any stock certificates which must be in their original form, any copy, fax, e-mail or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or

transmission or signature for any and all pw-poses for which the original could be used, provided that such copy, fax, e-mail or other reproduction is a complete reproduction of the entire original writing or transmission or original signature, and the originals are promptly delivered thereafter.

(e) Corporation shall provide Buyer a proforma showing projected revenue derived from its current business operations prior to Closing.

5. Closing Conditions.

(a) Corporation's Conditions. The obligation of the Corporation to sell, transfer and assign the Shares to Buyer hereunder is subject to the satisfaction of the following conditions as of the Closing:

(i) the representations and warranties made by the Parties shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such date;

(ii) Corporation will receive certificates dated the Closing Date and signed by a duly authorized officer of Buyer, providing that each of the conditions to Closing set forth herein have been satisfied.

6. Buyer's Conditions. The obligation of Buyer to purchase the Shares from Corporation is subject to the satisfaction of the following conditions as of the Closing:

(a) the representations and warranties of the Corporation in Section 8 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such date;

(b) Corporation shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Corporation prior to or on the Closing Date;

(c) Corporation shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the transactions contemplated herein with respect to the transactions contemplated hereby; and

(d) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Corporation, that each of the conditions set forth herein have been satisfied.

7. Conditions of All Parties. The obligations of all Parties to consummate the transactions contemplated hereby are subject to compliance with applicable state and federal securities laws, including the availability of an exemption of registration in connection with Buyer's issuance of any securities to the Shareholders, including the Buyer's Stock and Warrants to be issued hereunder.

8. Representations and Warranties of the Corporation. The Corporation hereby represents and warrants to Buyer as follows:

(a) Organization. the Corporation is a Florida corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Corporation is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Corporation in connection with this Agreement and will be duly authorized on or prior to the Closing.

(b) Power and Authority. Corporation has all requisite power and authority to execute and deliver this Agreement, to carry out his obligations hereunder, and to consummate the transactions contemplated hereby. Corporation has obtained all necessary approvals for the execution and delivery of this Agreement, the performance of his obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Corporation and (assuming due authorization, execution and delivery by Buyer) constitutes Corporation's legal, valid and binding obligation, enforceable against Corporation in accordance with its terms.

(c) Capitalization. The Shares represent 100% of the issued and outstanding equity of the Corporation and there are no options, warrants, convertible securities or other instruments pursuant to which the Corporation may be obligated to issue securities to any person.

(d) Validity of Shares. The Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Corporation, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind, except as disclosed to Buyer. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own the Shares, free and clear of all encumbrances. The Shares were issued in compliance with applicable laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Corporation or the Corporation is a party or is subject to or in violation of any preemptive or similar rights of any person. There are no outstanding options, warrants, convertible securities or other instruments obligating the Corporation to issue any securities to any other person.

(e) Indebtedness/Liabilities. Schedule 8(e) hereto sets forth a true, correct and complete list of all direct and indirect Indebtedness/Liabilities of the Corporation and Corporation as of the date of this Agreement, including principal amounts outstanding and the material terms thereof. For the purposes of this Agreement, "Indebtedness" means without duplication and with respect to the Corporation, all (i) indebtedness for borrowed money; (ii) obligations for the deferred purchase price of property or services, (iii) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (iv) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (v) capital lease obligations; (vi) reimbursement obligations under any letter of credit, banker's acceptance

or similar credit transactions; (vii) guarantees made by the Corporation on behalf of any third - party in respect of obligations of the kind referred to in the foregoing clauses (i) through (vi); and (viii) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (vii).

No Conflict. The execution, delivery and performance by the Corporation of this Agreement does not conflict with, violate or result in the breach of, or create any encumbrance on the Shares pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which any of Corporation or the Corporation is a party or is subject or by which the Shares are bound.

(f) No Consents or Approvals. No governmental, administrative or other third-party consents or approvals are required by or with respect to Corporation or the Corporation in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(g) No Actions. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Corporation, threatened against or by Corporation or the Corporation that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(h) Financial Statements. The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the period involved, subject, in the case of the interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the annual Financial Statements). To the best knowledge of Corporation, the Financial Statements are based on the books and records of the Corporation, and fairly present in all material respects the financial condition of the Corporation as of the respective dates they were prepared and the results of the operations of the Corporation for the periods indicated. For the purposes of this Agreement, "Financial Statements" shall mean the Corporation's balance sheet and related statement of income and cashflow statement for its fiscal years since inception as delivered to Buyer.

(i) Liabilities. The Corporation has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("Liabilities"), except (a) those that are adequately reflected or reserved against in the Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since the date of the Financial Statements and which are not, individually or in the aggregate, material in amount and/or known to Corporation, and (c) those that are listed on Schedule 8(e).

(j) Absence of Certain Changes. Since the date of the most recent Financial Statements, there has been no material adverse change with respect to the Corporation, its assets, financial condition, or results of operation, including without limitation, its relationships with customers and suppliers, except for changes reflected in the Financial Statements.

(k) Accounts Receivable. All accounts receivable of the Corporation reflected in the Financial Statements represent, valid obligations arising from sales made or services performed by the Corporation or its subsidiaries, and their subsidiaries, in the ordinary course of business. All of the Corporation's Insurance Policies consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.

(l) Environmental Law Compliance. The Corporation has not violated any Environmental Law and the Corporation has complied in all material respects with all Environmental Laws, including without limitation Environmental Laws related to the discharge, possession, management, processing, or handling of any Hazardous Materials. For the purposes of this Agreement, "Environmental Law" means any applicable law or governmental order: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. For the purposes of this Agreement, "Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

(m) Sufficiency of Assets. The buildings, offices, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Corporation, together with all other properties and assets of the Corporation, are sufficient for the continued conduct of the Corporation's business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Corporation as currently conducted.

(n) Employees. The Corporation has furnished to Buyer a true, complete and correct list of the Corporation's employees (including agents and consultants, including any leased employees, rendering services to the Corporation in any capacity) and their rates of compensation, respective earned but unused vacation time, sick time, dates of hire, and other related employee data, all as of the date of this Agreement. To the best of Corporation's knowledge there is no threatened employee strike, work stoppage, or labor dispute pertaining to such employees. No union representation question exists respecting any employees of the Corporation. No collective bargaining agreement, labor contract, letter of understanding, or contract with any labor union or labor organization exists or is currently being negotiated by the Corporation in relation to such employees, nor has any demand been made for recognition by a labor organization by or with respect to such employees, no union organizing activities by or with respect to such employees are taking place, and none of the employees are represented by

any labor union or organization. There is no pending, or to the best of Corporation's knowledge, threatened EEOC charges, OSHA complaints, DOL complaints, lawsuit, or unfair labor practice claims related to the employees.
Customers. The Corporation has not received any notice, and has no reason to believe, that any of its material customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Corporation.

(o) Material Agreements. Schedule 8(o) annexed hereto lists all material contracts, agreements, plans, leases, policies, licenses and other arrangements necessary or desirable for the Corporation to conduct it business in the ordinary course of business consistent with past practices (the "Material Agreements"). All such Material Agreements are in full force and effect and are enforceable in accordance with their respective terms. the Corporation is not in material breach of or in default under, and, to the knowledge of Corporation and the Corporation, no other party to any such Material Agreement is in breach of or in default under any such Material Agreement, nor has any event occurred that, upon notice or the lapse of time, or both, would constitute such a breach or default.

(p) Taxes. All international, federal, and state income tax returns and all other tax returns required to be filed by the Corporation have been filed or provisions have been made, therefore. All international, federal, state, and local taxes and assessments including, without limitation, estimated tax payments, excise, VAT, unemployment, social security, occupation, franchise, property, sales and use taxes, and all penalties and interest in respect thereof now or heretofore due and payable by or with respect to the Corporation or its business, have been paid. All international, federal, state, and local taxes required to be withheld by the Corporation, including, without limitation, withholding taxes, social security, and any similar taxes, have been withheld and paid to the appropriate taxing authority as required by applicable law.

(q) Compliance with Laws; Permits. The Corporation has complied, and is now complying in all material respects, with all laws applicable to it or its business, properties or assets. All permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from governmental authorities required for the Corporation to conduct its business ("Permits") have been obtained by the Corporation and are valid and in full force and effect. All material fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.

(r) Full Disclosure. No representation or warranty by Corporation or the Corporation in this Agreement and no statement contained in any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

(s) Accredited Investors: The Shareholders represent and warrant that each is an accredited investor as set forth on the form annexed as Exhibit B hereto.

9. Representation and Warranties of Buyer.

(a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho.

(b) Power and Authority. Buyer has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Corporation and the Corporation) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

(c) Brokers. There are no broker, finder or investment bankers engaged or entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer. The Buyer shall pay any Broker's fee after Closing should it be necessary.

10. Covenants of the Parties.

(a) Operation of the Corporation's Business. From the date hereof, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Corporation shall, and shall cause the Corporation to, (x) conduct the business of the Corporation in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization and business of the Corporation and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Corporation.

(b) Access to Information and Properties. From the date hereof Corporation shall, and shall cause the Corporation to, (a) afford Buyer and its representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, contracts and other documents and data related to the Corporation; (b) furnish Buyer and its representatives with such financial, operating and other data and information related to the Corporation as Buyer or any of its representatives may reasonably request; and (c) instruct the representatives of Corporation and the Corporation to cooperate with Buyer in its investigation of the Corporation. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Corporation or the Corporation in this Agreement.

(c) Confidentiality. From and after the Closing, Corporation shall, and shall hold, and shall use his reasonable best efforts to cause his representatives to hold, in confidence any and all information, whether written or oral, concerning the Corporation. If Corporation or any of Corporation's representatives are compelled to disclose any information by judicial or

administrative process or by other requirements of law, Corporation shall promptly notify Buyer in writing and shall disclose only that portion of such information which Corporation is advised by its counsel in writing is legally required to be disclosed, provided that Corporation shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Buyer shall pay the costs of complying with the provisions of this Section 0.

(d) Consents and Approvals. Corporation and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties whose consent or approval to the transactions contemplated by this Agreement are required (including consents and approvals from any governmental authorities).

(e) Maintenance of Accounting and Financial Records After Closing. From and after the Closing, the Corporation agrees to keep all accounting current with proof of expenditure or supporting documents for all transactions. QuickBooks must be used to manage and maintain all records. Corporation agrees to work with Buyer and its representatives to provide all reports or documentation that may been necessary for Buyer to consolidate the Corporation's financial statements with those of Buyer in the time frame necessary to permit Buyer to timely file its periodic and other reports with the SEC.

(f) Maintenance of Books and Records After Closing. After the Closing, the Corporation shall deliver to Buyer copies of such Corporation records of the Corporation as Buyer may reasonably request and which are in the possession or control of Corporation or the Corporation. the Corporation and Buyer further agree that after the Closing, each will have access, upon prior reasonable written request and at any reasonable time, during normal business hours, to the other's officers and employees, and to the other's books and records relating to the Corporation and each shall have the right to make copies of such books and records; provided, however, that such access shall be solely for the purpose of enabling such Party to prepare financial statements and tax returns, respond to audit inquiries, and any litigation, claims, collection or arbitration matters related to the Corporation or for such other business purposes as the Corporation and Buyer may mutually agree. For purposes of this Section 10(f), books and records shall not include employee personnel records, employee medical records, records subject to the attorney-client privilege and records the disclosure of which is prohibited or protected from disclosure by law. Neither the Corporation nor Buyer (nor any of their respective officers, directors, members, managers, employees, agents or representatives) shall destroy or discard any books and records relating to the Corporation without first providing the other Party adequate opportunity to retrieve or copy such books and records.

(g) Employee Obligations. From and after the Closing Date, the Corporation shall be solely responsible for any and all obligations and Liabilities related to its employees, including with regard to any health, welfare or other benefit programs. Buyer shall not have any obligation or Liability with respect to any officer, director or employee of the Corporation.

(h) Survival. All of the representations and warranties contained in Sections 8 and 9 shall survive the Closing hereunder for a period of twelve (12) months following the Closing

Date (unless Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing, in which event such warranty shall be deemed to expire at Closing and Buyer shall be deemed to have waived any such misrepresentation or breach) provided that the representations and warranties set forth in Sections 8 and 9 and shall survive the Closing hereunder until the expiration of the applicable statute of limitations.

11. Indemnification. This Section 11 sets forth the indemnification obligations of the Corporation and the Buyer.

(a) Corporation's Indemnification. Corporation shall indemnify and defend Buyer and hold Buyer harmless against and in respect of any and all losses, Liabilities, damages, obligations, claims, encumbrances, costs and expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Losses") incurred by Buyer resulting from any breach of any material representation, warranty, covenant or agreement made by Corporation or the Corporation herein or in any instrument or document delivered to Buyer pursuant hereto.

(b) Buyer's Indemnification. Buyer shall indemnify and defend Corporation and hold Corporation harmless against and in respect of any and all Losses incurred by Corporation resulting from any breach of any representation, warranty, covenant or agreement made by Buyer herein or in any instrument or document delivered to Corporation pursuant hereto.

(c) Duty of the Corporation as to Non-Responsive Shareholders. Corporation acknowledges that its principals have exercised all commercially reasonable efforts to locate the following Shareholders, without success: John Stanton; Siegfried K. Holtz, M.D.; Joseph Sineno, Jr. and Douglas W. Simpson. Upon Closing and transfer and conveyance of Buyer's Stock for Shareholders' stock, the Buyer's Stock, with legend, to the above named four individuals, will be conveyed to the State of Florida Department of Financial Services, Division of Unclaimed Property, where said stock will be held by the State of Florida, as custodian, for the said four individuals or their legal heirs to claim in the future, thereby permitting both the Corporation and the Buyer to fulfill their duty, pursuant to Florida law regarding this matter.

(d) Indemnification Procedures.

(i) Any person making a claim for indemnification pursuant to this Section 0 (an "Indemnified Party") must give the Party from whom indemnification is sought (an "Indemnifying Party") written notice of such claim promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against or involving the Indemnified Party by a government entity or other third-party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification (it being understood that any claim for indemnity pursuant must be made by notice given within the applicable survival period specified in Section 10[h]). Such notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).

(ii) The obligations of an Indemnifying Party under this this Section 0 with respect to Losses arising from claims of any third-party that are subject to the indemnification

provided in this Section 11 shall be governed by and contingent upon the following additional terms and conditions:

(x) At its option an Indemnifying Party shall be entitled to assume control of the defense of any claim and may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party.

(y) Notwithstanding this Section 11(d)(ii), the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party's own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume the defense and employ counsel (following written notice from the Indemnified Party), in which case the fees and expenses of the Indemnified Party's counsel shall be paid by the Indemnifying Party.

(iii) The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to any third-party claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any third-party claim without the prior written consent of the Indemnified Party (such consent not to be withheld unreasonably) unless such judgment or settlement contains an unconditional release of the Indemnified Party.

12. Limitations on Indemnification

(a) Neither Corporation nor Buyer will be liable for indemnification under this section until the aggregate amount of all Losses in respect of indemnification under Section 0 exceeds $5,000, in which event the indemnifying Party or Parties shall be required to pay or be liable for all such Losses from the first dollar.

(b) No Party shall be obligated to indemnify another Party with respect to any Losses as to which a Party is otherwise entitled to assert any claim for indemnification unless and until the aggregate amount of the Losses for which claims may be made pursuant to the preceding sentence and attributable to the indemnified Party exceeds $50,000 (the "Basket Amount"); provided, however, that thereafter the Indemnifying Party shall indemnify the other for any amounts in excess of, and not including, the Basket Amount.

(c) In calculating the amount of Losses suffered or incurred by a Party for which indemnification is sought hereunder there shall be deducted the amount of (a) any insurance paid or payable to such Party or otherwise inuring to the benefit of such Party as a result of any such loss, and (b) any reduction in income taxes attributable to such Losses which directly or indirectly inures to the benefit of that Party for any tax year as a result of any such Loss.

(d) The indemnification provisions contained in Section 11 shall be the sole and exclusive remedy and procedure for all claims for breach of any representation or warranty, or

agreement contained herein or in any of the schedules or exhibits attached hereto other than a suit for specific performance.

13. Further Assurances. Following the Closing, each of the Parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

14. Termination. This Agreement may be terminated at any time prior to the Closing (a) by the mutual written consent of Buyer and the Corporation or (b) by either Buyer, on one hand, or the Corporation on the other hand, if (i) a breach of any provision of this Agreement has been committed by the other Party and such breach has not been cured within 15 days following receipt by the breaching Party of written notice of such breach. Upon termination, all further obligations of the Parties under this Agreement shall terminate without liability of any Party to the other Parties to this Agreement, except that no such termination shall relieve any Party from liability for any fraud or willful breach of this Agreement.

15. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. Notwithstanding the foregoing, the Corporation shall bear the costs of its and the Corporation's legal fees incurred in connection with this Agreement.

16. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a "Notice") shall be in writing and addressed to the Parties at the addresses set forth below (or to such other address that may be designated by the receiving Party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (i) upon receipt by the receiving Party, and (ii) if the Party giving the Notice has complied with the requirements of this Section.

If to Buyer, to: Quad M Solutions, Inc.
1111 Belt Line Road, STE 108E
Garland, TX 75040
Attn: Joseph Frontiere, CEO

With a copy to: Lawrence R. Lonergan, Esq.
The Lonergan Law Firm LLC
96 Park Street
Montclair, NJ 07044
llonergan@wlesq.com

If to Shareholders or the Corporation, to:

Patient Healthcare Solutions, Inc.
15511 N. Florida Ave., Suite D
Tampa, FL 33613
Attn: Dr. Alan Iezzi

With a copy to:

____
____
____
____

17. Attorneys' Fees. In the event that any Party hereto institutes any legal suit, action or proceeding, including arbitration, against another Party in respect of a matter arising out of or relating to this Agreement, the prevailing Party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action or proceeding, including reasonable attorneys' fees and expenses and court costs.

18. Entire Agreement. This Agreement, including its exhibits and schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, all of which are deemed merged herein.

19. Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign any of its rights or obligations hereunder without the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld or delayed.

20. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

21. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

22. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is

invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

23. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction). Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of New Jersey. Venue shall be in Essex County New Jersey, if legal suit is filed in New Jersey state courts. Each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

24. Waiver of Jury Trial. Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal action, proceeding, cause of action, or counterclaim arising out of or relating to this agreement, including any exhibits, schedules, and appendices attached to this agreement, or the transactions contemplated hereby. each party certifies and acknowledges that (a) no representative of the other party has represented, expressly or otherwise, that the other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) it has considered the implications of this waiver, (c) it makes this waiver knowingly and voluntarily, and (d) it has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this section.

25. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(Signatures appear on following page.)

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

QUAD M SOLUTIONS, INC.

By: ______ 2/4/20
Name: Joseph Frontiere
Title: Chief Executive Officer

PATIENT HEALTHCARE SOLUTIONS, INC.

By: ______
Name: Dr. ALAN IEZZI
Title: BOARD CHAIRMAN and AUTHORIZED SIGNATORY

EXHIBIT A

Shareholders of the Corporation

Patient Healthcare Solutions Inc.

Shareholder Ownership

Version M3
Jan 13 2018
NOT CPA AUDITED

	Name	PHCS Shares	% Ownership	Investment
1	Alan J. Iezzi, M.D. (New Issue to Iezzi-I, Ltd)	923,924	32.645%	$ 366,324.50
2	GNR Operation Limited Partnership (Geo. Connley)	677,550	23.940%	$ 202,075.00
3	Anne R. Markarian Revokable Trust dated 3/11/93	61,125	2.160%	$ 40,750.00
4	Mary M. Markarian Trust dated 9/18/98	61,125	2.160%	$ 40,750.00
5	Edward Howard	93,750	3.312%	$ 62,500.00
6	Mr. George Bergeris & Mrs. Debra A Bergeris, TBE	90,000	3.180%	$ 60,000.00
7	Masood K & Nancy C Khan TBE, $50,000	75,000	2.650%	$ 50,000.00
8	Michael & Yasmeen Neuman TBE, $ 35,000	52,500	1.855%	$ 35,000.00
9	Gregory Tod Connley	45,750	1.616%	$ 30,500.00
10	Temple H. Drummond and Lisa A. Drummond, TBE	30,000	1.060%	$ 20,000.00
11	William Humphries III	25,500	0.901%	$ 17,000.00
12	Aerok Investments, LLC (John Chang, MD)	22,500	0.795%	$ 15,000.00
13	High Bar Property Management LLC (Michael Green)	22,500	0.795%	$ 15,000.00
14	Dan Tondre	20,250	0.715%	$ 13,500.00
15	Anthony F. and Catherine A. Maniscalco TBE	15,000	0.530%	$ 10,000.00
16	Benedict S. Maniscalco, MD & Betty B. Maniscalco, TBE	15,000	0.530%	$ 10,000.00
17	Billy F. Herndon	15,000	0.530%	$ 10,000.00
18	Creative Medical Solutions, Inc. (Edward Read) $10,000	15,000	0.530%	$ 10,000.00
19	Donald J. Geist, Sr.	14,250	0.503%	$ 9,500.00
20	ASTAT Practice Management, Inc. (Alan Iezzi, MD)	13,020	0.460%	$ 8,680.00
21	Family Medical Centers of Tampa Bay (Alan Iezzi, MD)	7,500	0.265%	$ 5,000.00
22	Keith Ligori	7,500	0.265%	$ 5,000.00
23	James S. Lumia, $1,000	1,500	0.053%	$ 1,000.00
	~~Shares to be Forfeited due to No Response~~			
24	*John Stanton (No Response to Mailings)*	225,000	7.950%	$ 150,000.00
25	*Siegfried K. Holz, MD (No Response to Mailings)*	75,000	2.650%	$ 50,000.00
26	*Joseph Sineno, Jr. (No Response to Mailings)*	112,500	3.975%	$ -
27	*Douglas W. Simpson (No Response to Mailings)*	112,500	3.975%	$ -
		2,830,244	100.000%	$ 1,237,579.50

EXHIBIT B

Accredited Investor Representations and Consent

Each Shareholder further represents and warrants to Quad M as follows:

1. Such Shareholder qualifies as an "accredited investor" as such term is used by the Securities and Exchange Commission (SEC) under Regulation D to refer to investors who are financially sophisticated and have a reduced need for the protection provided by regulatory disclosure filings.

2. Such Shareholder has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such Shareholder's interests in connection with the transactions contemplated by this Agreement.

3. Such Shareholder has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in Quad M Stock and agrees to the terms of this Agreement.

4. Such Shareholder understands the various risks of an investment in Quad M Stock and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in Quad M Stock.

5. Such Shareholder has had access to Quad M's publicly filed reports with the Commission. Such Shareholder has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding Quad M that such Shareholder has requested and all such public information is sufficient for such Shareholder to evaluate the risks of investing in Quad M Stock.

6. Such Shareholder has been afforded the opportunity to ask questions of and receive answers concerning Quad M and the terms and conditions of the issuance of Quad M Stock.

7. Such Shareholder is not relying on any representations and warranties concerning Quad M made by Quad M or any officer, employee or agent of Quad M, other than those contained in this Agreement.

8. Such Shareholder is acquiring Quad M Stock for its own account, for investment and not for distribution or resale to others.

9. Such Shareholder will not sell or otherwise transfer Quad M Stock, unless either (a) the transfer of such securities is registered under the Securities Act or (b) an exemption from registration of such securities is available.

11. Such Shareholder consents to the placement of a legend on any certificate or other document evidencing Quad M Stock substantially in the form set forth in Section 6.

12. Such Shareholder represents that the address furnished on its signature page to this Agreement is its principal business or residence address.

13. Such Shareholder understands and acknowledges that Quad M Stock has not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning Quad M that has been supplied to such Shareholder and that any representation to the contrary is a criminal offense.

14. Such Shareholder acknowledges that the agreements made by such Shareholder herein shall survive the execution and delivery of this Agreement and the purchase of Quad M Stock.

Shareholders:

[signature] **Alan J. Iezzi, M.D.** Address: 14027 Shady Shores Dr. Tampa FL 33613 Date: 12/9/21	[signature] **Michael Neuman** Address: 17801 Hickory Mess Place Tampa FL 33647 Date: 12-20-21 I will notify Yasmeen of the Sale	**Aerok Investments, LLC** By: John Chang, M.D. Title: Address: Date:
Mary M. Markarian Trust By: Title: Address: Date:	**ASTAT Practice Management, Inc.** [signature] By: Alan Iezzi, M.D. Title: Address: 14027 Shady Shores Dr. Tampa, 33613 Date: 12/13/21	**Family Medical Centers of Tampa Bay** [signature] By: Alan Iezzi, M.D. Title: Address: Date: 12/13/21
GNR Operation LP Rosemary Connley By: George Connley Title: Address:	**Yasmeen Neuman** Address: Date:	**High Bar Property Management LLC** By: Michael Green Title: Address:

Date:		Date:
Anne R. Markarian Irrevocable Trust [signature] By: Title: Address: 13561 AVISTA DR TAMPA FL 33624 Date: 12/16/2021	[signature] **Gregory Todd Connley** Address: 27612 PROSPECT, WESLY CHAPEL, FL 33544 Date: 12/9/1962	Benedict S Maniscalco **Benedict S. Maniscalco M.D.** Address: 6565 Gulfside Drive Place Longboat Key, Fl 34228 Date: 12/13/2021
[signature] **Edward Howard** Address: P.O. BOX 271101 TAMPA FL 33688 Date: 9-14-21	**Anthony F. Maniscalco** Address: 13723 CHESTERSALL DR TAMPA FL 33624 Date: 12-9-21	**Catherine A. Maniscalco** Address: 13723 CHESTERSALL DR TAMPA, FL 33624 Date: 12-9-21
George Bergeris Address: 13724 Walbrooke Dr TAMPA FL 33624 Date: 12/15/2021 [signature]	[signature] **Dan Tondre** Address: 2511 N Grady AVE Unit 70 Tampa FL 33607 Date:	Betty B Maniscalco **Betty B. Maniscalco** Address: 6565 Gulfside Drive Tampa, Fl 34228 Date: 12/13/2021
Deborah A. Bergeris Address: 13724 Walbrooke Dr. TAMPA FL 33624 Date: 12/15/2021 George Bergeris for Deborah Bergeris	[signature] **Temple H. Drummond** Address: 7803 Terrace Oaks Ct. Temple Terrace, FL 33617 Date: 12/13/2021	**Billy F. Herndon** Address: Date:
[signature] **Masood K. Khan** Address: 1113 Parrilla de Avila Tampa, Fl. 33613 Date: 12-20-21 (wife present at signing)	[signature] **Lisa A. Drummond** Address: 7803 Terrace Oaks Ct. Temple Terrace, FL 33617 Date: 12/13/2021	**Creative Medical Solutions, Inc.** [signature] By: Edward Read Title: President Address: 609 GRAND NATIONAL PLACE SEFFNER, FL 33584 Date: 12-13-2021

Catherine A. Maniscalco
Anthony F. Maniscalco

Address:

Email: CMANISCALCO@MSN.COM
Date: 12-9-21

Dan Tondre

Address:

Email:
Date:

Temple Drummond

Address:

Email:
Date:

Lisa A. Drummond

Address:

Email:
Date:

Benedict S. Maniscalco, M.D.

Address:

Email:
Date:

Nancy C. Khan Address: Date:	**William Humphries III** Address: Date:	**Donald J. Geist, Sr.** Address: Date
Keith Ligon Address: Date:	James S. Lumia **James S. Lumia** Address: 3029 Eagles Landing Cir W. Clearwater FL 33761 Date: 12/9/2021	

EXHIBIT C

Stock Power and Assignment

document evidencing Quad M Stock substantially in the form set forth in Section 6.

12. Such Shareholder represents that the address furnished on its signature page to this Agreement is its principal business or residence address.

13. Such Shareholder understands and acknowledges that Quad M Stock has not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning Quad M that has been supplied to such Shareholder and that any representation to the contrary is a criminal offense.

14. Such Shareholder acknowledges that the agreements made by such Shareholder herein shall survive the execution and delivery of this Agreement and the purchase of Quad M Stock.

Shareholders:

______________ **Alan J. Iezzi, M.D.** Address: Date:	______________ **Michael Neuman** Address: Date:	**Aerok Investments, LLC** ______________ By: John Chang, M.D. Title: Address: Date:
Mary M. Markarian Trust [signature] By: MARY M MARKARIAN Title: Address: 1731 W SCHOOL ST. Date: CHICAGO, IL 60657 12/17/2021	**ASTAT Practice Management, Inc.** ______________ By: Alan Iezzi, M.D. Title: Address: Date:	**Family Medical Centers of Tampa Bay** ______________ By: Alan Iezzi, M.D. Title: Address: Date:

SHAREEHOLDER:

Alan J. Iezzi, M.D.

Address:

Email:
Date:

Mary M. Markarian Trust

Address:

Email:
Date:

GNR Operation LP

Rosemary Connley

Address: 27021 Fordham Dr., Wesley Chapel, Tampa, Fl. 33544

Email:
Date:

Michael Neuman

Address:

Email:
Date:

ASTAT Practice Management, Inc.

Address:

Email:
Date:

Edward Howard.

Address:

Email:
Date:

George Bergeris .

Address:

Email:
Date:

Deborah A. Bergeris

Address:

Email:
Date:

Masood K. Khan

Address:

Email:
Date:

Greg Todd Conley

Gregory Todd Conley

Address: 27612 PROSPECT PLACE
WESLEY CHAPEL, FL. 33544

Email: gconnley@TampaBay.rr.com
Date: 12/9/21

Keith Ligori .

Address:

Email:
Date:

[signature]
William Humphries III

Address: 19437 Blossom Vine Lane
Lutz, FL 33558

Email: WFHUMPHRIES3@gmail.com
Date: December 9, 2021

[signature]
James S Lumia

Address: 3029 Eagles Landing Cir W
Clearwater, FL 33761 m: 813-245-2290

Email: JLumia@IEEE.org
Date: 12/9/2021

Donald J. Geist, Sr. .

Address:

Email:
Date:

Keith Ligori .

Address:

Email:
Date:

[signature]
William Humphries III

Address: 19437 BLOSSOM VINE LANE
LUTZ, FL 33558

Email: WFHUMPHRIES3@GMAIL.COM
Date: December 20, 2021

James S Lumia

Address:

Email:
Date:

Donald J. Geist, Sr. .

Address:

Email:
Date:

11. Such Shareholder consents to the placement of a legend on any certificate or other document evidencing Quad M Stock substantially in the form set forth in Section 6.

12. Such Shareholder represents that the address furnished on its signature page to this Agreement is its principal business or residence address.

13. Such Shareholder understands and acknowledges that Quad M Stock has not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning Quad M that has been supplied to such Shareholder and that any representation to the contrary is a criminal offense.

14. Such Shareholder acknowledges that the agreements made by such Shareholder herein shall survive the execution and delivery of this Agreement and the purchase of Quad M Stock.

Shareholders:

______________ **Alan J. Iezzi, M.D.** Address: Date:	______________ **Michael Neuman** Address: Date:	**Aerok Investments, LLC** [signature] By: John Chang, M.D. Title: MANAGER Address: 9505 TARPON SPRINGS Rd ODESSA, FL 33556 Date: 12/20/2021
Mary M. Markarian Trust ______________ By: Title: Address: Date:	**ASTAT Practice Management, Inc.** ______________ By: Alan Iezzi, M.D. Title: Address: Date:	**Family Medical Centers of Tampa Bay** ______________ By: Alan Iezzi, M.D. Title: Address: Date:
GNR Operation LP ______________ By: George Connley Title: Address:	______________ **Yasmeen Neuman** Address: Date:	**High Bar Property Management LLC** ______________ By: Michael Green Title: Address:

SCHEDULE 8(e)
Indebtedness/Liabilities

SCHEDULE 8(o)

Material Agreements

MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT, made as of the 29th day of January 2014 to be effective as of **1st day of February 2014** (the "Effective Date"), by and between **ASTAT Practice Management, Inc.,** ("Manager"), a Florida corporation, and **Patient Healthcare Solutions, Inc.** ("Practice"), a Florida corporation.

W I T N E SS E T H:

WHEREAS, Practice that performs services for other medical practices which employs or contracts work with licensed Physicians and/or if applicable advanced registered nurse practitioners (ARNP) and if applicable physician assistants (PA) (the "Providers") and

WHEREAS, the Providers deliver professional medical services and related ancillary services (the "Medical Services) to patients in the community (the provision of medical services by the Providers shall hereafter be collectively referred to as the "Practice").

WHEREAS, Manager has the assets, personnel and experience necessary to provide management, administration, clerical and technical support services to the Practice; and

WHEREAS, Practice desires that Manager provide certain services, equipment, personnel, and assistance to the Practice, and Manager desires to provide such services.

NOW, THEREFORE, in consideration of the premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ENGAGEMENT

1.1 **<u>Retention of Services</u>**. Practice hereby engages Manager, and Manager hereby accepts the engagement, to provide for the Practice such of the management and support services (the "Management Services") set forth on Exhibit A as are requested by the Practice.

1.2 **<u>Site of Services.</u>** Manager shall furnish Management Services for the Providers and Practice locations listed on Exhibit B. Additional Providers and Practice locations may be added by mutual agreement of the parties.

MANAGER SERVICES

2.1 **<u>Services</u>**. Manager shall provide Management and Support Services as requested by Practice (the "Services"). The Services shall be provided throughout the term of this agreement. The Services listed on Exhibit A.

COMPENSATION

3.1 **Manager Fee Amount**. As compensation for provision of the Management Services provided by Manager pursuant to this Agreement, Practice shall pay Manager the compensation set forth for each service on Exhibit A hereto, in addition to the reimbursement of approved expenses.

3.2 **Expense Reimbursement**. Practice acknowledges that Manager may advance from time to time on behalf of Practice the cost of certain services and supplies necessary to the Practice, including without limitation the cost of courier services, of contract labor, of supplies for the Practice, and of repairs and other maintenance obligations incurred in connection with the Practice. Manager shall itemize such Expenses in its monthly invoice to Practice, and Practice shall reimburse such Expenses to Manager within three (3) business days.

3.3 **Payment of Manager Fee**. The Practice will pay monthly service fees on Exhibit A for items 1,2, and 3 in advance on the first of each month during the term of this Agreement. Exhibit A, Item 4 charges or expense reimbursement in 3.2 will be invoiced and payment is due on receipt.

TERM and TERMINATION

4.1 **Initial Term**. The Term of this Agreement shall be from the Effective Date and shall continue to **December 31, 2025, the Expiration Date**.

4.1.1 Automatic Renewal. Upon the expiration of the Initial Term, this Agreement will automatically renew for 12 months ("Renewal Term") unless terminated by either party by providing ninety (90) days written notice before the Expiration of the Initial Term. The minimum management fee will increase by 5% during the Renewal Term.

4.2 **Termination for Cause**. This Agreement may be terminated immediately by either party in the event that:

4.2.1 The other party is subject to the appointment of a receiver or action under insolvency law is otherwise taken by or against such other party or its assets;

4.2.2 The other party breaches a material term of this Agreement and such breach is not corrected within forty (30) days from the date of receipt of written notice describing such breach.

4.3 **Termination without Cause.** Either party may terminate this Agreement without cause at the end of a Term expiration upon the provision of providing ninety (90) days written notice to the other party before the expiration of the Original Term or if applicable, the Renewed Term.

4.4 **Consequences on Termination or Expiration**. Upon expiration or termination of the Agreement, the following shall apply:

4.4.1 Neither party shall be relieved of any obligation under the Agreement due at or before such expiration, termination or non-renewal, and nor shall such expiration,

termination or non-renewal prejudice the claim of either party accruing on account of any default or breach of the Agreement by the other party;

4.4.2 Manager shall invoice Practice for the all remaining amounts due and owing as of such termination or expiration date. Practice will pay within ten (10) days of the submission of its final invoice.

4.4.3 CANCELLATION. Practice agrees that in the event of cancellation of this agreement at the end of a Term by Practice without cause, Manager shall be entitled to recover any unpaid charges previously incurred, as full and complete payment owed to Manager.

CONFIDENTIAL INFORMATION

5.1 **HIPAA Requirements.** In performing services hereunder, Manager warrants and agrees that it will ensure that the Management Services provided fully comply with all applicable federal, state, and local laws, rules and regulations. Specifically, but not by limitation, Manager warrants and agrees that it shall comply with requirements imposed by the Health Insurance Portability and Accountability Act of 1996, as amended ("HIPAA") and with Practice's Corporate Integrity policies and procedures, and will take such actions as are necessary and appropriate in connection therewith, including, but not limited to the execution of Practice's Business Associate Agreement, attached hereto as Exhibit C.

INDEPENDENT CONTRACTOR RELATIONSHIP

6.1 **No Agency Relationship**. The parties expressly understand and agree that this Agreement is not intended to create, and shall not be construed to create, the relationship of agent, servant, employee, partnership, joint venture or association between the parties hereto. The parties are, and shall remain, functionally and legally independent entities.

6.2 **Manager Not Employer of Providers**. Notwithstanding the Management Services provided by Manager to Practice, the parties acknowledge and agree that Practice is and shall remain the employer of the Providers and shall be responsible for the employment, training, and payment of salaries, wages, benefits (including without limitation health insurance, retirement and other similar benefits, if any) and other compensation of the Providers. Practice shall be responsible for the payment of all federal, state and local withholding taxes on the compensation paid to the Providers and other such employment-related taxes and, in addition, shall be responsible for the claims asserted by any such employee, whether such claim relates to workers' compensation insurance, labor and employment relations, employee health and safety matters, employment discrimination, or similar matters.

6.3 **Practice Not Employer of Manager Staff**. Manager is and shall remain the sole employer of all clerical, administrative, support and allied health personnel furnished by Manager to the Practice. Manager shall be solely responsible for the employment, training,

direction, supervision, and payment of salaries, wages, benefits (including without limitation, health insurance, retirement and other employee benefits, if any) and other compensation of Manager's employees. Manager shall be responsible for the payment of all federal, state and local withholding taxes on compensation paid such employees, and Manager shall be responsible for any and all claims asserted by any such employee, whether such claim relates to workers' compensation insurance, labor and employment relations, employee health and safety matters, employment discrimination, or similar matters.

INDEMNIFICATION

7.1 **General**. A party hereto ("Indemnifier") shall hold harmless and indemnify the other party, its affiliates, officers, directors, employees, owners and agents (collectively, "Beneficiary") from and against any and all demands, claims, costs, damages, losses, liabilities, expenses of any nature (including reasonable fees and disbursements of attorneys, accountants, and experts), judgments, settlements, fines, penalties, or other amounts (collectively, "Damages") arising from any and all claims, proceedings, demands, actions, suits (whether civil, criminal, investigative, or otherwise) directly relating to the Indemnifier's failure to perform its duties hereunder.

7.2 **Limitation**. Neither party shall be liable to the other party for Damages that result from the grossly negligent, willful, or intentionally wrongful conduct of the other party.

MISCELLANEOUS

8.1 **Assignment**. Neither party may assign this Agreement without the written consent of the other party to this Agreement, and any such attempted assignment shall be null and void.

8.2 **Entire Agreement**. This Agreement contains the complete and entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, contracts, and understandings, whether written or otherwise, relating to the subject matter hereof and shall be modified only by an instrument in writing signed on behalf of each party hereto.

8.3 **Governing Law**. This Agreement shall be construed and interpreted under and governed by the laws of the State of Florida.

8.4 **Notices**. Any notices required or permitted hereunder shall be sufficiently given if sent by registered or certified mail, postage prepaid, or personally delivered, addressed or delivered as follows:

If to Manager:

ASTAT Practice Management, Inc.
15511 North Florida Avenue, Suite D
Tampa, Florida 33613

If to Practice:

Patient Healthcare Solutions, Inc.
15511 North Florida Avenue, Suite D
Tampa, Florida 33613

Or, to such other address as shall be furnished in writing by either party to the other party. Any such notice shall be deemed to have been given, if mailed, as of the date mailed, and, if personally delivered, as of the date delivered.

8.5 **No Waiver**. The failure by either party to exercise any right hereunder shall not operate as or be construed to constitute a waiver of rights afforded hereunder.

8.6 **Arbitration**. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the aware rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The locale of arbitration shall be Tampa, Florida.

8.7 **Executive Agreement.** This agreement is a non-cancelable executive agreement and will have the executive agreement rights in the case of bankruptcy of the Practice.

8.8 **Non-Inducement.** Both parties agree that the services provided in this agreement are reasonable and necessary. Any remuneration that is provided pursuant to this agreement would be commercially reasonable even if no referrals were made to the Practice.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to sign this Agreement as of the date first above written.

MANAGER:

ASTAT Practice Management, Inc.

[signature]

By: James S. Lumia

Title: Dir of Operations

Date: Jan. 29, 2014

PRACTICE:

Patient Healthcare Solutions, Inc.

[signature]

By: Alan J. Iezzi

Title: CEO

Date: Jan. 29, 2014

EXHIBIT A

Administrative Management Fee, Infrastructure Fees and Other Charges

Management Fee

An ASTAT Administrative Management Minimum Base Fee of **$5,000** per month, will be due to ASTAT Practice Management, Inc., the "Manager" on the first day of each month. Manager support services are listed below **for items 1 and 2.**

Plus Practice will be charged on a per hour basis for services required. Fee schedule will be based on the expertise level of the personnel.

1. Technology and Operational Support
   a. First line technical Support for Electronic Medical Records.
   b. Technology evaluation and selection of capital equipment and systems
   c. Information Technology (I.T.) first line of support. Non-Manager vendor charges are the responsibility of the practice.
   d. Phone systems first line of support. Non-Manager vendor maintenance and support fees are the responsibility of the Practice.
   e. Minor facility maintenance first line of support. Non-Manager vendor maintenance and support fees are the responsibility of the Practice.

2. Practice Administration
   a. Total practice management (of operations and personnel)
   b. Correspondence for Practice
   c. Respond to lawyer requests for copies of charts. Copy, transmit, and bill for Practice. Practice will receive chart fees less copier and postage expenses.
   d. Support Billing and collection issues.
   e. Provider credentialing issues.
   f. Manager will negotiate for services for the Practice when requested.
   g. Human Resource management
   h. Purchasing management
   i. Insurance verification
   j. Other services as agreed to by both parties

3. Any equipment repair or non-Manager service or upgrade charges will be passed on to the Practice via a separate invoice.

4. Contracted services will be passed on with a 5% handling fee.

Addendum A: Administrative Fees for Extra Services

Senior Management Consulting and Optimization Services

- Other executive management consulting services: $150/hour
- Other senior management consulting services: $75/hour
- Other administration services: $40/hour.

  These fees may be raised no more than 3% per year.

Other Charges

Charges for items that are requested by the Practice and purchased by the Manager for the Practice will be invoiced by the Manager to the Practice at the end of the month of purchase. Handling fee of 5% will be incurred on supply purchases. For large projects, IT project management time may be charged for dealing with equipment vendors and equipment installation or repair maintenance.

These items may include:

1. Computers, printers, networks, fax machines, phone equipment and other office equipment that is authorized by the Practice and purchased by the Manager.
2. Special interfaces and data extractions that require outsourcing.
3. Medical equipment
4. Capital equipment, maintenance and supplies needed for Medical Provider's practice.
5. Mail service and postage. If available, postage meter equipment usage and postage fees will be passed on to Practice with no handling fee.
6. Other miscellaneous office expenses.
7. Travel expenses at will be charged at cost or if by car, $0.70 per mile for required personal car travel to support the Practice.

Exhibit B

Participating Providers and Office Location Information

A. Participating Providers:

see attachments

B. Office Location Information

See attachments

Exhibit C

HIPAA BUSINESS ASSOCIATE AGREEMENT

This HIPAA Business Associate Agreement (the "Agreement") is entered into to be effective concurrent with the effective date of the agreement to which it is attached and incorporated ("Effective Date"), by and between PRACTICE. ("Covered Entity") and ASTAT Practice Management, Inc. ("Business Associate").

WITNESSETH

WHEREAS, Business Associate performs the services on behalf of Covered Entity that are described in the agreement to which this is attached and incorporated (the "Services"), and such Services could require that Business Associate be given access to Covered Entity's Protected Health Information; and

WHEREAS, the parties hereto desire to enter into this Agreement to ensure that such access to Protected Health Information is given in compliance with the terms of the Health Insurance Portability and Accountability Act of 1996 and the final regulations promulgated thereunder (collectively referred to herein as "HIPAA"), including but not limited to, those HIPAA requirements regarding business associate agreements.

NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I. DEFINITIONS FOR USE IN THIS AGREEMENT

Any terms used, but not otherwise defined in this Agreement, shall have the same definitions as those set forth in HIPAA.

II. OBLIGATIONS AND ACTIVITIES OF BUSINESS ASSOCIATE

(a) Business Associate agrees to not use or disclose Protected Health Information other than as permitted or required by this Agreement or as Required By Law.

(b) Business Associate agrees to use appropriate safeguards to prevent use or disclosure of the Protected Health Information other than as provided for by this Agreement, including processes, systems or other mechanisms to maintain the integrity of the Protected Health Information and to ensure that the Protected Health Information is not inappropriately accessed or disclosed.

(c) Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate of a use or disclosure of Protected Health Information by Business Associate in violation of the requirements of this Agreement.

(d) Business Associate agrees to promptly provide notice to Covered Entity of any use or disclosure of the Protected Health Information not provided for by this Agreement of which it becomes aware, but in no event shall the notice be given later than ten (10) business days after Business Associate becomes aware of such use or disclosure. Notice shall be provided in writing to: University Community Health, 3100 E. Fletcher Avenue, Tampa, Florida 33613, Attention: Legal Services.

(e) Business Associate agrees to ensure that any agent, including a subcontractor, to whom it provides Protected Health Information received from, or created or received by, Business Associate on behalf of Covered Entity agrees in writing to the same restrictions and conditions that apply through this Agreement to Business Associate with respect to such information.

(f) Within twenty (20) days of a request from Covered Entity, Business Associate shall provide access to Covered Entity or, as requested by Covered Entity, to an Individual, to Protected Health Information about such Individual contained in any Designated Record Set maintained by Business Associate, in order to meet the requirements under 45 CFR 164.524.

(g) Business Associate agrees to make, following receipt of a written request by Covered Entity, any amendment(s) to Protected Health Information in a Designated Record Set that the Covered Entity directs or agrees to pursuant to 45 CFR 164.526.

(h) Business Associate agrees to promptly make available internal practices, books, and records, including policies and procedures and Protected Health Information, relating to the use and disclosure of Protected Health Information received from, or created or received by Business Associate on behalf of, Covered Entity to the Secretary, or an individual designated by the Secretary, for purposes of the Secretary determining Covered Entity's compliance with the Privacy Rule.

(i) Business Associate agrees to document such disclosures of Protected Health Information and information related to such disclosures as would be required for Covered Entity to respond to a request by an Individual for an accounting of disclosures of Protected Health Information in accordance with 45 CFR 164.528.

(j) Within twenty (20) days of notice by the Covered Entity to Business Associate that it has received a request for an accounting of disclosures of Protected Health Information regarding an Individual, Business Associate shall make available to the Covered Entity such information as is in Business Associate's possession and is needed to make the accounting required by 45 C.F.R. §164.528. At a minimum, Business Associate shall provide the Covered Entity with the following information: (i) the date of the disclosure, (ii) the name of the entity or person who received the Protected Health Information, and if known, the address of such entity or person, (iii) a brief description of the Protected Health Information disclosed, and (iv) a brief statement of the purpose of such disclosure which includes an explanation of the basis for such disclosure. In the event the request for an accounting is delivered directly to Business Associate, Business Associate shall within two (2) business days forward such request to the Covered Entity.

III. PERMITTED USES AND DISCLOSURES BY BUSINESS ASSOCIATE

(a) Except as otherwise limited in this Agreement, Business Associate may use or disclose Protected Health Information to perform the Services on behalf of Covered Entity, provided that such use or disclosure would not violate the Privacy Rule if done by Covered Entity or the minimum necessary policies and procedures of the Covered Entity. In using Protected Health Information in a Transaction under the Agreement, Business Associate shall comply with the Transaction Regulations from and after the effective date of such Transaction Regulations.

(b) Except as otherwise limited in this Agreement, Business Associate may use the Protected Health Information internally for the proper management and administration of Business Associate and to carry out the legal responsibilities of Business Associate.

(c) Except as otherwise limited in this Agreement, Business Associate may disclose Protected Health Information for the purpose of Business Associate's proper management and administration or to carry out the legal responsibilities of Business Associate, provided that the disclosures are Required By Law or Business Associate obtains reasonable assurances from the third party regarding the confidential handling of such Protected Health Information as required under 45 CFR 164.504(e)(4) of the Privacy Rule.

(d) Except as otherwise limited in this Agreement, Business Associate may use Protected Health Information to provide Data Aggregation services to Covered Entity as permitted by 42 CFR 164.504(e)(2)(i)(B).

(e) Business Associate may use Protected Health Information to report violations of law to appropriate Federal and State authorities, consistent with Sec. 164.502(j)(1).

IV. OBLIGATIONS OF COVERED ENTITY PROVISIONS FOR COVERED ENTITY TO INFORM BUSINESS ASSOCIATE OF PRIVACY PRACTICES AND RESTRICTIONS

(a) Covered Entity shall notify Business Associate of any limitation(s) in its notice of privacy practices of Covered Entity in accordance with 45 CFR 164.520, to the extent that such limitation may affect Business Associate's use or disclosure of Protected Health Information.

(b) Covered Entity shall notify Business Associate of any changes in, or revocation of, permission by Individual to use or disclose Protected Health Information, to the extent that such changes may affect Business Associate's use or disclosure of Protected Health Information.

(c) Covered Entity shall notify Business Associate of any restriction to the use or disclosure of Protected Health Information that Covered Entity has agreed to in accordance with 45 CFR 164.522, to the extent that such restriction may affect Business Associate's use or disclosure of Protected Health Information.

V. TERM AND TERMINATION

(a) Term. The Term of this Agreement shall be effective as of the Effective Date, and shall terminate when all of the Protected Health Information provided by Covered Entity to Business Associate, or created or received by Business Associate on behalf of Covered Entity, is destroyed or returned to Covered Entity, or, if it is infeasible to return or destroy Protected Health Information, protections are extended to such information in accordance with the termination provisions in this Section.

(b) Termination for Cause. In addition to and notwithstanding any other provisions in the Agreement for the Services ("Services Agreement") addressing termination, upon Covered Entity's knowledge of a material breach of the terms of this Addendum by Business Associate, Covered Entity shall notify Business Associate of that breach and, in its sole discretion:

(1) Provide an opportunity for Business Associate to cure the breach or end the violation and if Business Associate does not cure the breach or end the violation within the time specified by Covered Entity;

(i) Immediately terminate the Services Agreement if the Business Associate has breached a material term of this Agreement, and cure is not possible within the time frame specified by Covered Entity; or

(ii) If neither termination nor cure is feasible, Covered Entity shall report the violation to the Secretary.

(c) Effect of Termination.

(1) Except as provided in paragraph (2) of this section, upon termination of the Services Agreement, for any reason, Business Associate shall return or destroy all Protected Health Information received from Covered Entity, or created or received by Business Associate on behalf of Covered Entity, if feasible. Business Associate shall retain no copies of the Protected Health Information if feasible. Business Associate shall be responsible for

ensuring subcontractors or agents of Business Associate also comply with the provisions of Section V(c).

(2) In the event that Business Associate determines that returning or destroying the Protected Health Information is infeasible, Business Associate shall provide to Covered Entity written certification of such, along with a description of the conditions that make return or destruction infeasible. Upon such determination that return or destruction of Protected Health Information is infeasible, Business Associate shall extend the protections of this Agreement to such Protected Health Information and limit further uses and disclosures of such Protected Health Information to those purposes that make the return or destruction infeasible, for so long as Business Associate maintains such Protected Health Information.

VI. SECURITY RULE

Business Associate agrees to use appropriate safeguards to prevent use or disclosure of the Protected Health Information other than as provided for by the Agreement. Without limiting the generality of the foregoing sentence, Business Associate shall additionally:

(a) Implement administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of electronic Protected Health Information as required by the Security Rule (45CFR Section 164);

(b) Ensure any agent, including a subcontractor, to whom Business Associate provides Electronic Protected Health Information agrees to implement reasonable and appropriate safeguards to protect electronic Protected Health Information; and

(c) Report to Covered Entity any security incident (as defined by the Security Rule) of which Business Associate becomes aware.

VII. MISCELLANEOUS

(a) Regulatory References. A reference in this Agreement to a section in HIPAA, the Transaction Regulations (45 CFR Parts 160 and 162), Security Rule (45 CFR Part 164), or the Privacy Rule (45 CFR Part 165) means the relevant section as in effect or as amended.

(b) Amendment. The Parties agree to take such action as is necessary to amend this Agreement from time to time as is necessary for Covered Entity to comply with the requirements of HIPAA and any final regulations promulgated thereunder.

(c) Survival. The obligations of Business Associate under Section V(c) of this Agreement shall survive the termination of this Agreement or the Service Agreement indefinitely with respect to Protected Health Information Business Associate retains in accordance with Section V(c).

(d) Interpretation. Any ambiguity in this Agreement or the Service Agreement shall be resolved to permit Covered Entity to comply with HIPAA and any final regulations promulgated thereunder.

(e) No Third Party Beneficiaries. Nothing in this Agreement shall confer upon any person other than the parties and their respective successors or assigns, any rights, remedies, obligations, or liabilities whatsoever.

RIDER TO STOCK PURCHASE AGREEMENT

This RIDER TO STOCK PURCHASE AGREEMENT (this "Rider to Agreement") is entered into and effective as of the 24th day of November, 2022 by and among Quad M Solutions, Inc., an Idaho corporation (the "Buyer"); Patient Healthcare Solutions Inc., a Florida corporation (the "Corporation"); and the parties listed on Exhibit A attached to the Stock Purchase Agreement (the "Agreement") among the parties dated as of November 24, 2022 (collectively, the "Shareholders", and together with Buyer and the Corporation, the "Parties", and each, a "Party").

1. The Agreement is amended by the terms of this Rider to Agreement as stated hereafter. The Agreement shall otherwise remain in full force and effect except as expressly stated in this Rider to Agreement. In the event of any inconsistency between the terms and provisions of this Rider and those contained in the printed form of Contract of Sale to which this Rider is annexed (hereinafter collectively referred to as the "Contract"), the terms and provisions of this Rider shall govern.

2. Paragraph 2(b) of the Agreement is hereby modified and amended to read as follows:

Corporation and the Shareholders agree not to sell or transfer any of Buyer's Stock for a period of one (1) year from the date of this Rider to Agreement.

3. Paragraph 2 of the Agreement is hereby modified and amended to read as follows:

(d) Buyer's Stock will be issued upon execution of the following agreements by PHCS:

(i) Facility Services Agreement and with Adventist Health System/Sunbelt, Inc.;

(ii) Agreement for Delegated Credentialing with Adventist Health System/Sunbelt, Inc.; and

(iii) Clinically Integrated Network Services Agreement with West Florida Health Network, LLC d/b/a AdventHealth Physician Network West Florida.

4. The Corporation's execution of this Rider to Agreement will be binding upon the Corporation and its Shareholders. This Rider to Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In addition, facsimile or .pdf signatures to this document shall have the same force and effect as "ink" signatures and no "ink" copy of any facsimile or .pdf signature is required to bind the party signing by facsimile or .pdf to this document.

IN WITNESS WHEREOF, the Parties have executed this Rider to Agreement on the date first written above.

QUAD M SOLUTIONS, INC.

By: ______________________________

Name: Joseph Frontiere

Title: Chief Executive Officer

PATIENT HEALTHCARE SOLUTIONS, INC.

By: ______________________________

Name: Dr. ALAN IEZZI

Title: BOARD CHAIRMAN and AUTHORIZED SIGNATORY